EXHIBIT 99.1

LUMBER LIQUIDATORS ANNOUNCES SECOND QUARTER

FINANCIAL RESULTS AND UPDATES OUTLOOK FOR FULL YEAR

~ Second Quarter Net Sales Increased 21.1% to $128.0 Million ~

~ Second Quarter Net Income More Than Doubled to $5.9 Million,

or $0.22 Per Diluted Share ~

~ Full Year 2008 Estimated Revenue Range Positively Adjusted to $480 to $490 million ~

~ Full Year 2008 Estimated EPS Range Positively Adjusted to $0.73 to $0.78 ~

TOANO, VA, August 6, 2008 – Lumber Liquidators, Inc., (NYSE: LL) the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the second quarter ended June 30, 2008.

Second Quarter Results

Net sales increased 21.1% to $128.0 million in the second quarter of 2008 from $105.7 million in the second quarter of 2007. Comparable store net sales increased 2.7% for the quarter on top of an increase of 9.0% for the second quarter of the prior year. Non-comparable store net sales increased $19.5 million from the second quarter of 2007, and represented 87.3% of the total increase in the Company’s net sales. The Company opened 10 new stores during the second quarter.

Gross margin increased to 34.6% in the second quarter of 2008 from 32.5% in the same period of 2007. The improvement in gross margin reflects an increase in sales of higher-margin, premium products, as well as the sell-through of opportunistic liquidation purchases, and a retroactive reduction in the tariff on certain bamboo products.

Selling, general and administrative (SG&A) expenses were $34.9 million, or 27.3% of net sales, for the second quarter of 2008 compared to $30.4 million, or 28.8% of net sales, for the second quarter of 2007. The improvement in SG&A as a percentage of sales was primarily due to the Company’s strong sales growth and a reduction in stock-based compensation expense.

Net income more than doubled to $5.9 million, or $0.22 per diluted share, in the second quarter of 2008 compared to $2.3 million, or $0.10 per diluted share, in the second quarter of 2007.

Jeffrey W. Griffiths, President and Chief Executive Officer, commented, “We generated net income in the second quarter that was the best in our Company’s history. We are very pleased to have achieved strong top- and bottom-line growth for the quarter and to have extended our positive momentum through the first half of 2008. We continued to experience increasing customer demand for our products and high acceptance for our appealing value proposition. In addition, improvements we have made in our merchandise assortment, in-stock positions and inventory allocation are reflected in our results. Overall, our performance to date this year reflects the increased discipline we have brought to our business as well as our entire team’s ability to execute our business plan. Importantly, we are continuing to benefit from our recent operational improvements, which provide us with a solid foundation for long-term growth.”

First Six Months Results

Net sales increased 22.7% to $242.6 million in the first six months of 2008 from $197.7 million in the first six months of 2007. Comparable store net sales increased 4.7% for the first half of 2008, on top of an increase of 8.8% for the first half of the prior year. Non-comparable store net sales increased $35.5 million, and represented 79.3% of the total increase in the Company’s net sales. The Company opened 19 new stores during the first six months of 2008.

Gross margin increased to 34.8% in the first half of 2008 compared to 32.8% in the same period of 2007. SG&A expenses were $67.2 million, or 27.7% of net sales for the first half of 2008 compared to $57.2 million, or 28.9% of net sales for the first half of 2007.

Net income more than doubled to $10.2 million, or $0.38 per diluted share, in the first half of 2008 compared to $4.6 million, or $0.20 per diluted share, in the first half of the prior year.

Net income for the first half of 2008 reflects an effective tax rate of 41.8% compared to 38.7% in the first half of 2007. The higher effective tax rate is primarily due to approximately $0.7 million of additional income tax expense that was recorded in the first quarter of 2008 related to the non-deductible portion of the Variable Plan’s cumulative compensation cost.

Company Outlook

Based upon year-to-date results and current trends, the Company has updated its fiscal 2008 expectations. The Company has positively adjusted its expectations for fiscal 2008 net sales to a range of $480 million to $490 million compared to its previously expected range of $475 million to $490 million. The Company continues to expect a comparable store net sales increase in the mid-single digit range. Additionally, the Company has positively adjusted its expectations for fiscal 2008 earnings per diluted share to a range of $0.73 to $0.78. This compares to its previously expected range of $0.70 to $0.78 per diluted share. Actual results may vary significantly from current expectations.

The Company plans to open a total of approximately 33 to 38 stores in 2008, narrowed from its original expectation of 30 to 40 stores. To date in the third quarter of 2008, Lumber Liquidators has opened five new stores.

Mr. Griffiths concluded, “We are encouraged by our strong performance in the first six months of 2008, especially given the challenging environment, and we are optimistic about our prospects for the second half of the year. Our new stores continue to perform ahead of our expectations and remain a significant contributor to our results. In addition, our stronger infrastructure is enabling us to create additional efficiencies while positioning our business for long-term effectiveness. We remain confident in our ability to execute our growth strategy focused on extending our footprint, growing sales and driving sustained operating margin expansion.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on August 6, 2008 at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (800) 762-8779 or (480) 629-9041. A replay will be available approximately one hour after the call through August 13, 2008 and may be accessed by dialing (800) 406-7325 or (303) 590-3030 and referencing PIN code 3897556. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators, Inc.

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 135 stores and 150 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths.

While keeping costs down is part of the Company’s philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s most recent periodic filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators, Inc.	Financial Dynamics
Daniel Terrell	Leigh Parrish/Caren Barbara
Tel: 757.566.7512	Tel. 212.850.5600

Lumber Liquidators, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Sales	$128,037	$105,725	$242,586	$197,747
Cost of Sales	83,782	71,350	158,209	132,801

Gross Profit	44,255	34,375	84,377	64,946

Selling, General and Administrative Expenses	34,934	30,415	67,248	57,231

Operating Income	9,321	3,960	17,129	7,715

Interest Expense	1	182	26	356
Other (Income) Expense	(160)	(45)	(398)	(100)

Income Before Income Taxes	9,480	3,823	17,501	7,459

Provision for Income Taxes	3,604	1,478	7,313	2,883

Net Income	$5,876	$2,345	$10,188	$4,576

Net Income per Common Share—Basic	$0.22	$0.16	$0.38	$0.31

Net Income per Common Share—Diluted	$0.22	$0.10	$0.38	$0.20

Weighted Average Common Shares Outstanding:
Basic	26,760,119	15,000,100	26,751,686	15,000,100
Diluted	27,261,011	23,103,493	27,031,200	23,027,806

Lumber Liquidators, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except share data)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$22,325	$33,168
Merchandise Inventories	99,964	72,024
Prepaid Expenses	3,379	4,011
Other Current Assets	4,657	3,862

Total Current Assets	130,325	113,065
Property and Equipment, net	13,359	11,580
Deferred Income Taxes	1,889	1,220
Other Assets	2,552	2,559

Total Assets	$148,125	$128,424

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$19,558	$15,654
Customer Deposits and Store Credits	12,433	9,609
Other Current Liabilities	12,250	10,973

Total Current Liabilities	44,241	36,236

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 26,780,919 and 26,752,118 issued and outstanding, respectively)	27	27
Additional Capital	89,061	87,553
Retained Earnings	14,796	4,608

Total Stockholders’ Equity	103,884	92,188

Total Liabilities and Stockholders’ Equity	$148,125	$128,424